Exhibit 5
[Legality Opinion]
[Letterhead of K&L Gates LLP]
December 8, 2010
Lance, Inc.
13024 Ballantyne Corporate Place, Suite 900
Charlotte, North Carolina 28277
Ladies and Gentlemen:
     We have acted as counsel to Lance, Inc., a North Carolina corporation (the “Company”), in connection with the Post-Effective Amendment on Form S-8 to the Form S-4 Registration Statement (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 3,296,105 shares (the “Shares”) of common stock, $0.83-1/3 par value, of the Company, which may be issued by the Company pursuant to the Snyder’s of Hanover, Inc. Non-Qualified Stock Option Plan, as amended (the “Plan”), that was assumed by the Company pursuant to the Agreement and Plan of Merger, dated as of July 21, 2010, as amended effective September 30, 2010 (the “Merger Agreement”), by and among the Company, Lima Merger Corp., a Pennsylvania corporation and wholly-owned subsidiary of the Company, and Snyder’s of Hanover, Inc., a Pennsylvania corporation.
     The Company has requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Restated Articles of Incorporation, as amended, and Bylaws, as amended, the Merger Agreement, as amended, the Plan and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.
     Our opinion set forth below is limited to the laws of the state of North Carolina.
     Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued in accordance with and upon the terms and conditions of the Plan, will be validly issued, fully paid, and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm therein. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.
Yours truly,
/s/ K&L Gates LLP
K&L Gates LLP